Charles E. Levine Joins Board of Directors of Elephant Talk Communications

Started New Businesses for Sprint PCS, AT&T, GE, Octel, and Others

SCHIPHOL, The Netherlands, October 27, 2011 Elephant Talk Communications, Corp. (OTCBB:ETAK)(www.elephanttalk.com) today announced that it has appointed Charles E. Levine to the company’s Board of Directors. He succeeds Roderick de Greef.

In a career spanning more than 30 years, Mr. Levine has held leadership positions at several companies in the telecommunications industry. As Chief Sales and Marketing Officer at Sprint PCS, he led the fastest growing business in U.S. history. Mr. Levine took the company from $0 revenue in 1996 to $13 billion in less than six years with an employee base of more than 40,000.

“Charles Levine is a highly valuable addition to Elephant Talk’s Board of Directors,” said Steven van der Velden, CEO of the company. “As we expand our services and grow, we look forward to Mr. Levine’s insights and advice based on his career, and especially, his experience as President of Sprint PCS and at other major communications brands.”

At AT&T, between 1986 and 1993, Mr. Levine helped turn around a money-losing consumer products business. He led the company’s product management organization, with profit and loss responsibility, and later, in a similar role, initiated a turn-around in the small business products market, including key systems, small PBXs and fax. He was responsible at AT&T for the company’s telecom equipment focused on small business customers, generating $2 billion in profitable revenue.

Later, at AT&T, at CadForms Technology and at Octel, he successfully introduced new products and businesses. At Octel Communications Corp., he was responsible for Octel’s service business, the fastest growing and most profitable segment of Octel’s business.

At General Electric Company, beginning in 1983, Mr. Levine served in product management and marketing, from which he was recruited to join AT&T. He also introduced and managed an innovative, whole home control system.

Mr. Levine began his career as a brand assistant with Procter & Gamble in 1977. He rose through their renowned brand management system to manage their largest business, Pampers.

Since his retirement as President of Sprint PCS in 2002, Mr. Levine has been an independent Corporate Director for both public and private companies. He serves as Chairman of the Board of Sierra Wireless and is a Director of Openwave and of MobiWire.

Mr. Levine holds an MBA in marketing, management strategy and finance from the Kellogg School of Management – Northwestern University. He was chosen CEO of the Year 2001 by Frost & Sullivan. Mr. Levine resides in Glen Ellen, CA.

About Elephant Talk Communications

Elephant Talk Communications Corp. (OTCBB: ETAK) is an international provider of business software and services to the telecommunications and financial services industry. The company enables both mobile carriers and virtual operators to offer a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investments from clients. Elephant Talk provides global telecommunication companies, mobile network operators, banks, supermarkets, consumer product companies, media firms, and other businesses a full suite of products and services that enables them to fully provide telecom services as part of their business offerings. The company offers various dynamic products that include remote health care, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services. For more information, visit (www.elephanttalk.com).

About ValidSoft

ValidSoft is a subsidiary of Elephant Talk Communications Corp. (OTCBB: ETAK), (www.elephanttalk.com) and is a market leader in providing solutions to counter electronic fraud relating to card, the internet, and telephone channels. ValidSoft's solutions are at the cutting edge of the market and are used to verify the authenticity of both parties to a transaction (Mutual Authentication), and the integrity of the transaction itself (Transaction Verification) for the mass market, in a highly cost effective and secure manner, yet easy to use and intuitive. For more information, please visit (www.validsoft.com).

Contact:

Elephant Talk Communications Corp.
Mr. Steven van der Velden
Tel: + 31 20 653 59 16
steven.vandervelden@elephanttalk.com
www.elephanttalk.com

Investor Relations:
Alliance Advisors, LLC
Thomas P. Walsh
Tel: +1 212-398-3486
twalsh@allianceadvisors.net